Exhibit 5.1

Aquarius I Acquisition Corp.	D +852 3656 6061
89 Nexus Way, Camana Bay	E florence.chan@ogier.com
Grand Cayman, KY1-9009
Cayman Islands

Reference: FYC/JNG/182196.00001

12 October 2022

Dear Sirs

Aquarius I Acquisition Corp. (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in relation to the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities Exchange Commission under the United States Securities Act of 1933 (the Act), as amended (including its exhibits, the Registration Statement) related to the offering and sale of (the Offering):

(i)	7,500,000 units (each a Unit, and together, the Units), with each Unit consisting of (a) one ordinary share of the Company with a par value of US$0.0001 each (the Ordinary Shares); (b) one redeemable warrant to acquire one Ordinary Share (the Warrants); and (c) one right which entitles its holder to receive one-tenth (1/10) of one Ordinary Share upon consummation of our initial business combination (the Rights);

(ii)	up to 1,125,000 units (the Over-allotment Units, and together with the Units, the Public Units) which the underwriter, Maxim Group LLC (the Underwriter), will have a right to purchase from the Company to cover over-allotments, if any;

(iii)	75,000 Ordinary Shares (the Representative Shares) which the Company has agreed to issue to Maxim Partners LLC, part of the Underwriter and/or its designees, pursuant to the Registration Statement;

(iv)	an option (the Unit Purchase Option) to purchase 375,000 Units (or 431,250 units if the over-allotment option is exercised in full) (the Purchase Option Units) granted to the Representative; and

(v)	all Ordinary Shares, Warrants and Rights issued as part of the Public Units and the Purchase Option Units and all Ordinary Shares that may be issued upon exercise of the Warrants and Rights comprised in such Public Units and the Purchase Option Units (which together with the Representative Shares shall constitute all of the Ordinary Shares or rights to acquire the same in the Company being registered pursuant to the Registration Statement).

Ogier
British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners

Floor 11 Central Tower
28 Queen’s Road Central
Central	Partners	Justin Davis
Hong Kong	Nicholas Plowman	Florence Chan
	Nathan Powell	Lin Han
T +852 3656 6000	Anthony Oakes	Cecilia Li
F +852 3656 6001	Oliver Payne	James Bergstrom
ogier.com	Kate Hodson	Marcus Leese
David Nelson
Michael Snape

This opinion letter is given in accordance with the terms of the legal matters section of the Registration Statement.

A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar of Companies).

Corporate power

(b)	The Company has all requisite power under its memorandum and articles of association to exercise its rights and perform its obligations under and as described in the Registration Statement.

Shares

(c)	The Ordinary Shares included in the Public Units and the Purchase Option Units and the Representative Shares to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue and, when:

(i)	issued by the Company against payment in full of the consideration therefor in accordance with the terms set out in the Registration Statement, the terms in the underwriting agreement referred to within the Registration Statement and the Company’s then effective memorandum and articles association; and

(ii)	such issuance of Ordinary Shares have been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

(d)	Any Ordinary Shares which are to be issued pursuant to the Warrants and Rights comprised in the Public Units and the Purchase Option Units, in each case when the Warrants and/or Rights are exercisable under the terms of the warrant agreement and rights agreement, respectively, as referred to within the Registration Statement, have been duly authorised for issue and, when:

(i)	issued by the Company upon due exercise of the Warrants and Rights comprised in the Public Units and the Purchase Option Units in accordance with the terms of the warrant agreement and rights agreement, respectively, as referred to in the Registration Statement and in accordance with the Company’s then effective memorandum and articles association; and

(ii)	such issuance of Ordinary Shares have been duly registered in the Company’s register of members as fully paid shares,

will be, subject to payment of the exercise price therefor under the terms of the Warrants and Rights (as applicable), validly issued, fully paid and non-assessable.

No litigation revealed

(e)	Based solely on our investigation of the Register of Writs and Other Originating Process (Register of Writs), no litigation was pending in the Cayman Islands against the Company, nor had any petition been presented or order made for the winding up of the Company, as of the close of business on the day before our inspection.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles of Association) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

6.1	This opinion is given for your benefit in connection with the Company. With the exception of your professional advisers (acting only in that capacity) and purchasers of the Units pursuant to the Registration Statement, it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Act, without our prior written consent.

6.2	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters” and “Enforceability of Civil Liabilities”.

Yours faithfully

Ogier

SCHEDULE 1

List of Documents Examined

1	The Certificate of Incorporation of the Company dated 15 April 2021 issued by the Registrar of Companies.

2	The memorandum and articles of association of the Company dated 15 April 2021 (the Memorandum and Articles of Association).

3	The draft amended and restated articles of association of the Company appended to the Registration Statement to be adopted by the Company with effect from the closing of the Offering.

4	A certificate of good standing dated 6 October 2022 issued by the Registrar of Companies in respect of the Company (the Good Standing Certificate).

5	The undertaking as to tax concessions dated 11 May 2021 issued by the Governor in Cabinet in respect of the Company (the Tax Concession Certificate).

6	The written resolutions of all of the directors of the Company dated 30 June 2021, 17 November 2021 and 12 October 2022 (together, the Board Resolutions).

7	The register of members of the Company as at 7 October 2022 (the Register of Members)

8	The register of Directors and officers of the Company as at 20 April 2021 (the Register of Directors, and together with the Register of Members, the Statutory Books).

9	A certificate from a director of the Company dated 12 October 2022 as to certain matters of fact (the Director’s Certificate).

10	The Registration Statement.

11	The Register of Writs maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us on 12 October 2022.

SCHEDULE 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Good Standing Certificate and the Statutory Books is accurate and complete as at the date of this opinion.

5	The form of the underwriting agreement, the warrant agreement and the rights agreement (collectively, the Documents) has been or will be duly executed by all parties in materially the form as exhibited to the Registration Statement.

Status, authorisation and execution

6	Each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

7	Any individuals who are parties to a Document, or who sign or have signed documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to enter into and perform their obligations under such Document, sign such documents and give such information.

8	Each Document has been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands).

9	In authorising the execution and delivery of the Documents by the Company, the exercise of its rights and performance of its obligations under the Documents, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

10	Each Document has been/will be duly executed and unconditionally delivered by the Company in the manner authorised in the Board Resolutions.

Choice of law

11	The express choice in each Document of its Proper Law as the governing law of that Document was made in good faith.

12	The express choice of its Proper Law as the governing law of each Document whose Proper Law is not Cayman Islands law is a valid and binding selection under its Proper Law and all other relevant laws (other than the laws of the Cayman Islands).

13	There is nothing under any law (other than the laws of the Cayman Islands) that would or might affect the opinions herein.

Enforceability

14	Each Document is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the jurisdiction specified in such Document to be the governing law of that Document (the Proper Law) and all other relevant laws (other than, in the case of the Company, the laws of the Cayman Islands).

15	If an obligation is to be performed in a jurisdiction outside the Cayman Islands, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction.

16	No moneys paid to or for the account of any party under the Documents represent, or will represent, criminal property or terrorist property (as defined in the Proceeds of Crime Law (Revised), and the Terrorism Law (Revised) respectively). None of the parties to the Documents is acting or will act in relation to the transactions contemplated by the Documents, in a manner inconsistent with United Nations sanctions or measures extended by statutory instrument to the Cayman Islands by order of Her Majesty in Council.

17	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

18	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

19	None of the transactions contemplated by the Documents relate to any shares, voting rights or other rights (Relevant Interests) that are subject to a restrictions notice issued pursuant to the Companies Act (Revised) (the Companies Act) or the Limited Liability Companies Act, 2016 of the Cayman Islands (a Restrictions Notice).

Approvals, consents and filings

20	The Company has obtained all consents, licences, approvals and authorisations of any governmental or regulatory authority or agency or of any other person that it is required to obtain pursuant to the laws of all relevant jurisdictions (other than those of the Cayman Islands) to ensure the legality, validity, enforceability, proper performance and admissibility in evidence of the Documents. Any conditions to which such consents, licences, approvals and authorisations are subject have been, and will continue to be, satisfied or waived by the parties entitled to the benefit of them.

21	All of the following that are necessary to ensure the validity, legality, enforceability or admissibility in evidence of the Documents have been made or paid:

(a)	all notarisations, apostillings and consularisations required pursuant to the laws of all relevant jurisdictions (other than those of the Cayman Islands); and

(b)	all filings, recordings, registrations and enrolments of the Documents with any court, public office or elsewhere in any jurisdiction outside the Cayman Islands; and

(c)	all payments outside the Cayman Islands of stamp duty, registration or other tax on or in relation to the Documents.

Submission to jurisdiction

22	The submission by the Company to the jurisdiction of the courts specified in each of the Documents is binding on the Company as a matter of all relevant laws (other than the laws of the Cayman Islands).

Sovereign immunity

23	The Company is not a sovereign entity of any state and does not have sovereign immunity for the purposes of the UK State Immunity Act 1978 (which has been extended by statutory instrument to the Cayman Islands).

Pari passu ranking

24	As a contractual matter under the governing law of the Documents, the payment obligations of the Company under those Documents are unsubordinated and the parties to those Documents will not subsequently agree to subordinate or defer their claims.

No Cayman Islands establishment

25	No party to a Document (other than the Company) will enter into that document or administer the transactions contemplated by it through a branch or office in the Cayman Islands.

Share Issuance

26	All Ordinary Shares (whether as a principal issue or issuable upon exercise of the Warrant and/or Rights) and the Representative Shares will be issued at an issue price in excess of the par value thereof and will be entered on the register of members of the Company as fully paid upon issuance.

27	The draft amended and restated articles of association appended to the Registration Statement will be adopted by the Company in accordance with the Memorandum and Articles of Association prior to the date that any Public Units and Purchase Unit Options (including any Ordinary Shares, Warrants or Rights comprised therein) and Representative Shares are issued by the Company.

Schedule 3

Qualifications

Good Standing

1	Under the Companies Act, annual returns in respect of the Company must be filed with the Registrar of Companies, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Register of Writs

3	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator or trustee in bankruptcy in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

Choice of law

4	Where the Proper Law of a Document is not Cayman Islands law:

(a)	the courts of the Cayman Islands will not recognise the choice of its Proper Law as the governing law of a Document to the extent that such choice of Proper Law would be incompatible with the public policy of Cayman Islands law; and

(b)	in any action brought in respect of a Document in the courts of the Cayman Islands, those courts will not apply its Proper Law unless that law is pleaded and proved in the courts of the Cayman Islands, nor will they apply that law:

(i)	to matters of procedure; and

(ii)	to the extent the application of that Proper Law would be incompatible with the public policy of Cayman Islands law or contrary to mandatorily-applicable provisions of Cayman Islands law.

Enforceability

5	In this opinion, the term “enforceable” means that the relevant obligations are of a type that the courts of the Cayman Islands will ordinarily enforce, but it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, but without limitation:

(a)	enforcement may be limited by insolvency or similar laws affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. In particular, equitable remedies, such as specific performance and injunction, will only be granted by a court in its discretion and may not be available where the court considers damages to be an adequate remedy;

(c)	a claim may be barred by statutes of limitation, or it may be or become subject to defences of set-off, abatement, laches or counterclaim and the doctrines of estoppel, waiver, election, forbearance or abandonment;

(d)	a court may refuse to allow unjust enrichment;

(e)	a person who is not a party to a Document that is governed by Cayman Islands law may not have the benefit of and may not be able to enforce its terms except to the extent that the relevant Document expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act, 2014;

(f)	enforcement of an obligation of a party under a Document may be invalidated or vitiated by reason of fraud, duress, misrepresentation or undue influence or it may be limited by Cayman Islands law dealing with frustration of contracts;

(g)	a provision of a Document that fetters any statutory power of a Cayman Islands’ company, such as a provision restricting the company’s power to commence its winding up, to alter its memorandum and articles of association or to increase its share capital, may not be enforceable;

(h)	the effectiveness of a provision in a Document releasing a party from a liability or duty otherwise owed may be limited by law;

(i)	a court will not enforce a provision of a Document to the extent that it may be illegal or contrary to public policy in the Cayman Islands or purports to bar a party unconditionally from, seeking any relief from the courts of the Cayman Islands or any other court or tribunal chosen by the parties;

(j)	a provision of a Document that is construed as being penal in nature, in that it provides that a breach of a primary obligation results in a secondary obligation that imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation, will not be enforceable (and we express no opinion as to whether such a provision is proportionate);

(k)	a court may refuse to give effect to a provision in a Document (including a provision that relates to contractual interest on a judgment debt) that it considers usurious;

(l)	a court may not enforce a provision of a Document to the extent that the transactions contemplated by it contravene economic or other sanctions imposed in respect of certain states or jurisdictions by a treaty, law, order or regulation applicable to the Cayman Islands;

(m)	a court may refuse to give effect to a provision in a Document that involves the enforcement of any foreign revenue or penal laws;

(n)	where a contract provides for the payment of legal fees and expenses incurred by a party to that contract in enforcing the contract, a party who succeeds in enforcing the contract is entitled to recover by court judgment the amount of the legal fees and expenses found to be due under the terms of the contract. In all other cases, costs of legal proceedings can only be recovered from another party to the proceedings by a court order, which is a matter for the discretion of the court, and such costs are liable to taxation (assessment by the court); and

(o)	enforcement may be prohibited or otherwise prejudiced if a Relevant Interest is subject to a Restrictions Notice.

6	A court may determine in its discretion the extent of enforceability of a provision of a Document that provides for or requires, as the case may be:

(a)	severability of any provision of the Documents held to be illegal or unenforceable;

(b)	any calculation, determination or certificate to be conclusive or binding, including if that calculation, determination or certificate is fraudulent or manifestly inaccurate or has an unreasonable or arbitrary basis;

(c)	the vesting in a party of a discretion or of a power to determine a matter in its opinion, if that discretion is exercised unreasonably or the opinion is not based on reasonable grounds; or

(d)	written amendments or waivers of the Documents, if a purported amendment or waiver is effected by oral agreement or course of conduct,

and we express no opinion on any provisions of that type.

7	The law of the Cayman Islands may not recognise a difference between negligence and gross negligence.

8	Where any Document is dated “as of” a specific date, although the parties to that Document have agreed between themselves that, as a matter of contract and to the extent possible, their rights and obligations under it take effect from a date prior to the date of execution and delivery, the Document still comes into effect on the date it is actually executed and delivered. Rights of third parties under that Document also take effect from the date the Document is actually executed and delivered, rather than the “as of” date.

Jurisdiction clauses

9	Exclusive jurisdiction: Notwithstanding any provision of the Documents providing for the exclusive jurisdiction of the courts of another country, the courts of the Cayman Islands may not stay or strike out proceedings brought in contravention of such a provision if the claimant shows that it is just and proper to allow such proceedings to continue. In relation to some matters the courts of the place of incorporation have exclusive jurisdiction and, where that place of incorporation or registration is not the Cayman Islands, the Cayman Islands court will not accept jurisdiction.

10	Non-exclusive jurisdiction: Notwithstanding any provision of the Documents providing for the non-exclusive jurisdiction of the courts of another country, a Cayman Islands court will only refuse leave to serve a writ outside of the Cayman Islands if the Cayman Islands are not the most appropriate forum and will only stay or strike out proceedings if pursuing the case in the Cayman Islands court would be vexatious or oppressive. There is no presumption that the nomination of a non-exclusive forum will give priority to that forum over the Cayman Islands.

Stamp duty

11	Cayman Islands stamp duty will be payable if a Document is executed in, or brought to, the Cayman Islands (including being produced to a court of the Cayman Islands).

Private Funds

12	A company, unit trust or exempted limited partnership that is a “private fund”, as such term is defined in the Private Funds Act, 2020, is prohibited from accepting capital contributions from investors in respect of investments until it is registered with the Cayman Islands Monetary Authority.